 Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Lavoro Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, par value US$0.001 per share to be granted pursuant to the RSU Plan	Rule 457(c) and Rule 457(h)	5,830,416(2)	$6.018(3)	$35,087,444	0.0001102	$3,866.64
Total Offering Amounts					$35,087,444		$3,866.64
Total Fee Offsets(4)							-
Net Fee Due							$3,866.64

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any Class A ordinary shares, par value US$0.001 per share (“Ordinary Shares”) of Lavoro Limited that may become issuable under Lavoro Limited Restricted Stock Unit Plan (the “RSU Plan”) by reason of any stock dividend, stock split, or other similar transaction effected that results in an increase to the number of Ordinary Shares.

(2)	Represents Ordinary Shares reserved for future issuance under the RSU Plan as of the date of this Registration Statement.

(3)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for an Ordinary Share on the NASDAQ Global Select Market on July 10, 2023.

(4)	No fee offsets.